Exhibit 10.69

FIRST AMENDMENT TO

PURCHASE AND SALE CONTRACT

THIS FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT (this “Amendment”) is made and entered into this 24th day of November, 2008 (the "First Amendment Date"), by and between CCIP PALM LAKE, L.L.C., a Delaware limited liability company, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”), and BLACKHAWK APARTMENT OPPORTUNITY FUND II LLC, an Illinois limited liability company, having a principal address at 100 North LaSalle Street, Suite 2200, Chicago, Illinois  60602 (“Purchaser”).

R E C I T A L S:

A.                 Seller and Purchaser previously entered into that certain Purchase and Sale Contract dated October 24, 2008 (the “Agreement”), relating to the sale and purchase of the property described therein.

B.                 Seller and Purchaser desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises, the terms and conditions contained herein, the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.                  Recitals; Definitions.  The recitals set forth above are hereby incorporated herein.  All initial capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.                  Purchase Price.  Purchaser shall receive a credit at Closing against the Purchase Price in an amount equal to $300,000.00 for the purpose of establishing an escrow for Purchaser's lender or to be placed in an escrow under Purchaser's control for improvements at the Property, at Purchaser's election.

3.                  Waiver of Contingencies.  Purchaser hereby acknowledges and agrees that the Feasibility Period has expired as of the First Amendment Date and that all contingencies relating to the Feasibility Period have been satisfied or waived by Purchaser.  Additionally, Purchaser hereby acknowledges and agrees that all contingencies relating to the Purchaser’s review of the Title Commitment, Survey, the Property Contracts, the Leases, the Miscellaneous Property Assets, the physical condition of the Property and otherwise with respect to the Property, as more particularly set forth in Sections 3.1, 3.2, 3.5, 4.1, 4.2 and 4.3 of the Agreement, have been waived by Purchaser as of the First Amendment Date, except for those matters Seller agreed to address in its Response Notice and those new matters which may be disclosed by an updated title commitment issued on or after the expiration of the Feasibility Period, as set forth in Section 4.3.2 of the Agreement.  Purchaser agrees that Purchaser's right to terminate the Agreement pursuant to Section 3.2 and Section 4.3.1 is irrevocably waived and, subject to Section 4.3.2 of the Agreement, Purchaser's obligation to purchase the Property is non-contingent and unconditional except only for the satisfaction of the conditions expressly stated in Section 8.1 of the Agreement.

4.                  Non-Refundable Deposit.  Section 2.2.1 of the Agreement is hereby amended to require that Purchaser deliver to Escrow Agent an amount equal to $150,000.00 no later than 5:00 p.m. on November 24, 2008, which amount, together with the $150,000.00 delivered by Purchaser to Escrow Agent on the Effective Date, and all other amounts deposited by Purchaser with Escrow Agent pursuant to the Agreement, shall be considered the Deposit for all purposes under the Agreement.  Purchaser acknowledges that the Deposit is non-refundable in the event of a default by Purchaser as set forth in Section 10.1 of the Agreement (but otherwise shall be refundable as expressly provided in the Agreement, but not under Section 3.2 or Section 4.3.1 since the Feasibility Period has expired.

5.                  Closing Date.  Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"The Closing shall occur on December 12, 2008 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Neither Seller nor Purchaser shall have any right to extend the Closing Date notwithstanding any other provision of this Contract."

6.                  Counterparts.  This Amendment may be executed and delivered in any number of original or facsimile counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

7.                  Ratification.  The Agreement, as amended hereby, remains in full force and effect and is hereby ratified and confirmed, as amended by this Amendment.  In the event of any conflict between the Agreement and this Amendment, the terms and conditions of this Amendment shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Amendment as of the date set forth above.

            Seller:

CCIP PALM LAKE, L.L.C.,

a Delaware limited liability company

By:       CONSOLIDATED CAPITAL INSTITUTIONAL
            PROPERTIES, LP,

            a Delaware limited partnership,

            its member

            By:       CONCAP EQUITIES, INC.,

                        a Delaware corporation,

                        its general partner

                        By:  /s/Brian J. Bornhorst

                        Name:  Brian J. Bornhorst

                        Title:  Vice President

[Purchaser's Signature Page Follows]

Purchaser:

BLACKHAWK APARTMENT OPPORTUNITY
FUND II, LLC,
an Illinois limited liability company

By:       Blackhawk Fund Manager II LLC,
its manager

By:  /s/Gary S. Richman
Name:  Gary S. Richman
Title:  Manager